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                                                                       Exhibit 5

                  [LETTERHEAD OF FULBRIGHT & JAWORSKI L.L.P.]



                                 June 27, 2000

Command Systems, Inc.
76 Batterson Park Road
Farmington, CT  06032

Ladies and Gentlemen:

     We refer to the Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), on behalf of Command Systems, Inc. (the "Company"), relating to 150,000 shares of the Company's Common Stock, $.01 par value per share (the "Shares"), to be issued under the Command Systems, Inc. 2000 Non-Employee Director Stock Purchase Plan (the "Plan").

     As securities counsel for the Company, we have examined such corporate records, other documents, and such questions of law as we have considered necessary or appropriate for the purposes of this opinion and, upon the basis of such examination, advise you that, in our opinion, all necessary corporate proceedings by the Company have been duly taken to authorize the issuance of the Shares pursuant to the Plan and that the Shares being registered pursuant to the Registration Statement, when issued and paid for under the Plan in accordance with the terms of the Plan, will be duly authorized, validly issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Act.

                                    Very truly yours,

                                    /s/  Fulbright & Jaworski L.L.P